Exhibit 99.1

PRESS RELEASE

Allora Minerals, Inc. Signs Asset and Stock Purchase Agreement   with EPOD Solar, Inc. and Completes Management Reorganization.

July 8, 2009 – Melbourne, Australia  — Allora Minerals, Inc. (OTCBB.ALRL) announced today that it has signed an asset and stock purchase agreement with EPOD Solar, Inc., a vertically integrated solar company with operations in North America and Europe, that will ultimately result in  EPOD Solar, Inc. effectively becoming a public entity.

Under the terms of the transaction, Allora Minerals, Inc. (the “Company”) entered into an Asset and Stock Purchase Agreement (the “Asset and Stock Purchase Agreement”) with EPOD Solar Inc. (“Parent”), and Parent’s wholly owned subsidiaries, Epod Solar (Wales) Limited (“Epod UK”) and EPOD Industries Inc., (“Epod Industries”), whereby the Company agreed to acquire all of the issued and outstanding shares of capital stock of (i) Epod Solar Europe Ltd, (“Epod Europe”) from Parent, and (ii) Great Lakes Solar Utilities Inc. (“Great Lakes”) from EPOD Industries. In addition, pursuant to the terms of the Asset and Stock Purchase Agreement, the Company agreed to purchase substantially all of the assets of Epod UK (the “Assets”).   In consideration for the Assets and all of the issued and outstanding shares of capital stock of Epod Europe and Great Lakes (the “Acquisition”) the Company agreed to issue 2,651,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), to Parent.

The closing of the Acquisition, which is expected to occur within 45 days of June 30, 2009, is subject to the satisfaction or waiver of certain conditions, including: (i) the delivery of the Assets and the Shares, (ii) the completion of audited pro forma financial statements of the Company, and (iii) other customary conditions.

Also on June 30, 2009, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with the Parent and Dr. Chandra Pemmasani (the “Purchaser”), whereby the Parent issued to the Purchaser a secured convertible debenture in the principal amount of $2,000,000 (the “Debenture”), and warrants to purchase shares of common stock (the “Warrants”).  The Debenture has an annual interest rate of 11% and matures on June 30, 2011.  Prior to the closing of the Acquisition, the Purchaser can elect to exercise the Warrants or convert the Debenture into either shares of common stock of the Company or shares of common stock of the Parent.  The Company will assume any unexercised portion of the Warrants and unconverted portion of the Debenture pursuant to the Asset Purchase Agreement, as of the date of closing of the Acquisition.  After the closing of the Acquisition, the Purchaser can exercise the Warrants or convert the Debenture into shares of Common Stock of the Company only.

Euro Global Capital, a registered LMD in Toronto, acted as sole placement agent in connection with the Securities Purchase Agreement.

On June 30, 2009, the holders of all of the Company’s then outstanding common stock sold all of their common stock to third party purchasers.  As part of this transaction, the Company’s President and Chief Executive Officer, Agostino Tarulli, who owned approximately 66.23% of the issued and outstanding shares of common stock, sold all of his common stock to third party purchasers pursuant to a stock purchase agreement.  No single purchaser of Mr. Tarulli’s shares of common stock holds a controlling interest in the Company.

On June 30, 2009, Agostino Tarulli resigned as President, Chief Executive Officer and Chief Financial Officer, as well as the sole Director, of the Company.

On June 30, 2009, Michael Matvieshen was elected to serve as the sole Director of the Company and was appointed as President and Chief Executive Officer of the Company.  Mr. Matvieshen has served as the Chief Executive Officer of the Parent since 2003.

On June 30, 2009, Satpal Sidhu was appointed as Chief Operating Officer of the Company. Mr. Sidhu has served as Chief Operating Officer of the Parent since 2008.

Business Overview

EPOD Solar’s business covers key phases of solar power production business operations from panel manufacturing  to power generation. Leveraging a customized and proprietary manufacturing and operating process, EPOD Solar is developing and operating a portfolio of wholly-owned solar parks. It also builds solar panels primarily for deployment in its own solar parks by way of a customized manufacturing process and installs the solar panels through its internally developed operating expertise.

Throughout Europe and North America, EPOD Solar has developed operating solar projects producing about 1,500 kWp of capacity. It currently has additional projects in development in excess of 100MW.

Michael Matvieshen, President and CEO of EPOD, said “Today is a significant milestone for EPOD Solar. We are expanding operations worldwide and are looking forward to a record 2009. Ultimately bringing EPOD public after this transaction closes will enable us to broaden our capital strategies to facilitate our planned growth and solar developments going forward.”

About EPOD Solar

EPOD Solar, Inc. (“EPOD” or the “Company”) is a vertically integrated solar energy company that develops and operates a portfolio of solar parks in Europe and North America. EPOD’s business covers key phases of solar power business operations from panel manufacturing to power generation. It manufactures solar panels for deployment in its own solar parks and installs the solar panels through its internally developed expertise. For more information about EPOD Solar go to http://www.epodsolar.com.

FORWARD-LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Allora Minerals, Inc. (“Allora”), which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Allora’ss current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Allora will be those anticipated by Allora. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Allora undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All information in this press release is as of July 8, 2009 and Allora undertakes no duty to update this information unless required by law.

Contact:

Aspire Clean Tech Communications, Inc.
Todd M. Pitcher, 858-518-1387 or 760-798-4839
Corporate Communications

Source: Allora Minerals, Inc.